EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-95704, No. 33-79960, and No. 333-41639 of Department 56, Inc. and subsidiaries on Form S-8 of our reports dated March 16, 2005, relating to the financial statements and financial statement schedule of Department 56, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting method as discussed in Note 1), and management’s report on the effectiveness of internal control over financial reporting as of January 1, 2005, appearing in the Annual Report on Form 10-K of Department 56, Inc. and subsidiaries for the year ended January 1, 2005.

Minneapolis, Minnesota
March 16, 2005